News Release

CONTACT:
Marli Quesinberry
Director of Investor Relations
(404) 407-1898
marliquesinberry@cousinsproperties.com

COUSINS PROPERTIES NAMES COLIN CONNOLLY CHIEF OPERATING OFFICER

ATLANTA - (July 14, 2016) - Cousins Properties Incorporated (NYSE: CUZ) has promoted Colin Connolly to the role of Chief Operating Officer, expanding on his current responsibilities of leading new investments, dispositions and asset management for the Company.

“Colin’s expertise, energy and leadership have been instrumental in the successful implementation of Cousins’ strategic plan and the growth of the company,” said Larry Gellerstedt, president and chief executive officer of Cousins. “I have great confidence in Colin’s commitment to promote shareholder value and look forward to his continued contributions to Cousins’ success.”

Mr. Connolly joined Cousins in September 2011 as Senior Vice President focused on acquisitions and dispositions. He became Senior Vice President and Chief Investment Officer in May 2013 and Executive Vice President and Chief Investment Officer in December 2015. Prior to joining Cousins, Mr. Connolly served as Executive Director with Morgan Stanley from December 2009 to August 2011 and as Vice President with Morgan Stanley from December 2006 to December 2009.

About Cousins Properties Incorporated

Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in top-tier urban office assets and opportunistic mixed-use developments in Sunbelt markets. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more information, please visit www.cousinsproperties.com.